UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
October 25, 2006
Date of Report (Date of earliest event reported)
PEPSIAMERICAS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-15019 (Commission File No.)	13-6167838 (I.R.S. Employer Identification No.)

4000 Dain Rauscher Plaza
60 South Sixth Street
Minneapolis, Minnesota 55402
(Address of Principal Executive Offices, including Zip Code)

(612) 661-4000
(Registrant’s Telephone Number, including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES
SIGNATURE

Item 2.05. COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES
     On October 25, 2006, as we previously reported on the Current Report on Form 8-K filed on October 31, 2006 (the “Prior Form 8-K”), we publicly announced a plan to strategically realign our U.S. business to further strengthen our customer focused go-to-market strategy. In the Prior Form 8-K, we reported that we expected to incur certain charges related to severance and other termination costs with the majority of the charge recorded in the fourth quarter of 2006 with the remainder of the charge recorded in fiscal year 2007. We were unable to make an estimate of the anticipated charge at that time.
     On December 6, 2006, we announced that beginning January 1, 2007, our domestic business will establish dedicated channel sales teams with a more centralized operating framework designed to streamline decision making and standardize key processes. In addition, our field sales and delivery network will consolidate from 14 divisions to seven.
     As a result of this reorganization, we expect to incur pre-tax charges in the range of $18 million related primarily to severance and other employee related costs. Approximately $12 million is expected to be recorded in the fourth quarter of 2006, with the remainder of the charges recorded throughout 2007 as they relate mainly to relocation costs. The cash expenditures are expected to be $17 million and will be paid primarily in 2007. Realignment savings will be reinvested in the business against longer term capability and infrastructure initiatives.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PEPSIAMERICAS, INC.
Date: December 7, 2006	By:	/s/ ALEXANDER H. WARE
Alexander H. Ware
Executive Vice President and Chief Financial Officer

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